Filed Pursuant to Rule 433
Registration Statement No. 333-228614

Pricing Term Sheet

Dated September 11, 2020

The Bank of Nova Scotia

US$850,000,000 SENIOR FLOATING RATE NOTES DUE 2023 (Bail-inable notes)

US$650,000,000 0.550% SENIOR NOTES DUE 2023 (Bail-inable notes)

US$850,000,000 SENIOR FLOATING RATE NOTES DUE 2023 (Bail-inable notes)

Issuer:	The Bank of Nova Scotia (the “Bank”)

Title of Securities:	Senior Floating Rate Notes due 2023 (Bail-inable notes) (the “Floating Rate Notes”)

Issuer Ratings:*	A2 / A+ / AA- (Moody’s / S&P / Fitch)

Expected Security Ratings:*	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount:	US$850,000,000

Trade Date:	September 11, 2020

Settlement Date:	September 16, 2020 (T+3)

Maturity Date:	September 15, 2023

Price to Public:	100.000%, plus accrued interest, if any, from the start of the initial interest period to the delivery date

Net Proceeds to the Bank After Commissions and Before Expenses:	US$847,875,000

Interest Rate:	The interest rate on the Floating Rate Notes for each interest period will be equal to Compounded SOFR plus the margin (the “interest rate”).

Compounded SOFR:	A compounded average of daily Secured Overnight Financing Rate (“SOFR”) determined by reference to the SOFR Index (as defined in the preliminary prospectus supplement to which this offering of Floating Rate Notes relates (the “Preliminary Prospectus Supplement”)) for each quarterly interest period in accordance with the specific formula described under “Details of the Offering—Interest—Floating Rate Notes—Compounded SOFR” in the Preliminary Prospectus Supplement.

Margin:	+ 55 basis points (the “margin”)

Interest Payment Dates:	March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2020 (each, an “Interest Payment Date”).

Interest Period:	The period commencing on any Interest Payment Date (or, with respect to the initial interest period only, commencing on September 16, 2020) to, but excluding, the next succeeding Interest Payment Date, and in the case of the last such period, from and including the Interest Payment Date immediately preceding the Maturity Date to but excluding such Maturity Date (the “interest period”).

Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each Interest Payment Date.

Observation Period:	In respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such interest period (or in the final interest period, preceding the Maturity Date).

Interest Calculation:	The amount of interest accrued and payable on the Floating Rate Notes for each interest period will be calculated by the Calculation Agent and will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes multiplied by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. See “Details of the Offering—Interest—Floating Rate Notes—Compounded SOFR” in the Preliminary Prospectus Supplement. In no event will the interest on the Floating Rate Notes be less than zero.

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government Securities (each, a “U.S. Government Securities Business Day”).

Day Count:	Actual/360

Business Day Convention:	Modified Following, Adjusted

Calculation Agent:	Computershare Trust Company, N.A. (“Calculation Agent”)

Canadian Bail-in Powers Acknowledgement:	Yes. The Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	064159YN0 / US 064159YN00

Joint Book-Running Managers:	Scotia Capital (USA) Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers:	Desjardins Securities Inc. U.S. Bancorp Investments, Inc.

* Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other rating.

US$650,000,000 0.550% SENIOR NOTES DUE 2023 (Bail-inable notes)

Issuer:	The Bank of Nova Scotia

Title of Securities:	0.550% Senior Notes due 2023 (Bail-inable notes) (the “Fixed Rate Notes,” and together with the Floating Rate Notes, the “Notes”)

Issuer Ratings:*	A2 / A+ / AA- (Moody’s / S&P / Fitch)

Expected Security Ratings:*	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount:	US$650,000,000

Trade Date:	September 11, 2020

Settlement Date:	September 16, 2020 (T+3)

Maturity Date:	September 15, 2023

Price to Public:	99.929%, plus accrued interest, if any, from September 16, 2020 to date of delivery

Net Proceeds to the Bank After Commissions and Before Expenses:	US$647,913,500

Coupon:	0.550%

Benchmark Treasury:	UST 0.125% due August 15, 2023

Benchmark Treasury Yield:	0.144%

Re-offer Yield:	0.574%

Spread to Benchmark Treasury:	T + 43 basis points

Interest Payment Dates:	March 15 and September 15 of each year, commencing on March 15, 2021

Day Count / Business Day Convention:	30/360; Following Unadjusted

Optional Redemption:	The Bank (or its successor) may redeem the Fixed Rate Notes at any time prior to maturity, in whole or in part, at its option, on at least 10 days’, but not more than 60 days’, prior notice provided (or otherwise transmitted in accordance with procedures of the Depository Trust Company) to each holder of such Fixed Rate Notes to be redeemed. The redemption price will be calculated by the Bank and will be equal to the greater of (1) 100% of the principal amount of such Fixed Rate Notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined in the Prospectus) discounted to the redemption date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the Prospectus) plus 10 basis points. In the case of each of clauses (1) and (2), accrued but unpaid interest will be payable to, but excluding, the redemption date.

Canadian Bail-in Powers Acknowledgement:	Yes. The Fixed Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	064159YM2 / US064159YM27

Joint Book-Running Managers:	Scotia Capital (USA) Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers:	Desjardins Securities Inc. U.S. Bancorp Investments, Inc.

* Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other rating.

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The Notes are bail-inable debt securities (as defined in the Prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

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Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on the date of pricing or the next succeeding three business days will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

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The Bank has filed a registration statement (File No. 333-228614) (including a base shelf prospectus dated December 26, 2018) and a preliminary prospectus supplement dated September 11, 2020 (including the base shelf prospectus, the “Prospectus”) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Scotia Capital (USA) Inc. at 1-800-372-3930, BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611 or J.P. Morgan Securities LLC at 1-212-834-4533 (collect).

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